Exhibit 99.1

Joint Filer Information

Each of the following joint filers has designated Primavera Capital Acquisition LLC as the “Designated Filer” for purposes of the attached Form 3:

1.	Primavera Capital Acquisition LLC C/O Primavera Capital Acquisition Corporation 41/F Gloucester Tower 15 Queen’s Road Central Hong Kong
2.	Fred Hu C/O Primavera Capital Acquisition Corporation 41/F Gloucester Tower 15 Queen’s Road Central Hong Kong

Date of Event Requiring Statement: January 21, 2021

Issuer Name and Ticker or Trading Symbol: Primavera Capital Acquisition Corporation [PV]

PRIMAVERA CAPITAL ACQUISITION LLC

By:	/s/ Tong Chen, authorized signatory

FRED HU

By:	/s/ Tong Chen, as attorney-in-fact for Fred Hu

Date: January 21, 2021